Exhibit 5

LUSE GORMAN, PC

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

www.luselaw.com

June 12, 2026

The Board of Directors

Narragansett Bancorp, Inc.

330 Swansea Mall Drive

Swansea, Massachusetts 02777

Re:	Narragansett Bancorp, Inc.

Common Stock, Par Value $0.01 Per Share

To the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of the shares of common stock, par value $0.01 per share (the “Common Stock”), of Narragansett Bancorp, Inc. (the “Company”) , as well as the registration of participation interests in the Common Stock (the “Participation Interests”) to be purchased by the BayCoast Bank 401(k) Plan. We have reviewed the Company’s Articles of Incorporation, the Company’s Registration Statement on Form S-1 (the “Form S-1”), the BayCoast Bank and Narragansett Financial Corporation Plan of Holding Company Reorganization and Plan of Stock Issuance (the “Plan”), as well as applicable statutes and regulations governing the Company, the offer and sale of the shares of Common Stock, the contribution of the shares of Common Stock to BayCoast Charitable Foundation, Inc. (the “Foundation”), and the registration of the Participation Interests. The opinions expressed below are limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution, and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that, upon the declaration of effectiveness of the Form S-1: (i) the shares of Common Stock, when issued and sold according to the Plan, will be legally issued, fully paid and non-assessable, (ii) the shares of Common Stock, when contributed to the Foundation according to the Plan, will be legally issued, fully paid and non-assessable, and (iii) the Participation Interests, when validly offered in the manner described in the Form S-1, will be binding obligations of the Company.

We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

       /s/ Luse Gorman, PC